HILTON GRAND VACATIONS INC.

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

December 1, 2016

VIA EDGAR

Re:	Acceleration Request for Hilton Grand Vacations Inc.
Registration Statement on Form 10
File No. 001-37794

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Sandra B. Hunter, Esq.

Ladies and Gentlemen:

Pursuant to Rule 12d1-2 under the Securities Exchange Act of 1934, as amended, the undersigned Registrant respectfully requests that the above-referenced Registration Statement be declared effective at 12:00 p.m. (Washington, D.C. time) on December 2, 2016, or as soon thereafter as practicable.

[Signature Page Follows]

Very truly yours,

HILTON GRAND VACATIONS INC.

By:	/s/ Mark D. Wang
	Name:	Mark D. Wang
	Title:	President and Chief Executive Officer

cc:	Securities and Exchange Commission

Jennifer Gowetski, Esq.

Jennifer Monick

Jeffrey Lewis

Hilton Worldwide Holdings Inc.

Kristin A. Campbell, Esq.

Charles R. Corbin, Jr., Esq.

Simpson Thacher & Bartlett LLP

Joshua Ford Bonnie

Edgar J. Lewandowski

[Signature Page to Company Acceleration Request]